UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM C-AR

UNDER THE SECURITIES ACT OF 1933

(Mark one.)

[  ] Form C: Offering Statement

[  ] Form C-U: Progress Update

[  ] Form C/A: Amendment to Offering Statement

[  ] Check box if Amendment is material and investors must reconfirm within five business days.

[X] Form C-AR: Annual Report

[  ] Form C-AR/A: Amendment to Annual Report

[  ] Form C-TR: Termination of Reporting

Name of issuer

Smoke Cartel, Inc.

Legal status of issuer

Corporation

Jurisdiction of Incorporation/Organization

New York

Date of organization

August 15, 2014

Physical address of issuer

1313 Rogers St

Savannah, GA 31415

Website of issuer

www.smokecartel.com

Current number of employees

16

Statements of Operations Data:

	For the Years Ended
	December 31, 2018	December 31, 2017
	(Audited)	(Audited)
Sales	$3,795,277	$5,895,040
Cost of sales	1,470,428	2,292,628
Total operating expenses	3,881,005	3,561,374
Other income (expenses)	(144,544)	5,754
Income tax (expense) benefit	3,692	(106,314)
Net loss	$(1,697,008)	$(59,522)
Net loss per share – basic	$(0.08)	$(0.00)
Net loss per share – diluted	$(0.08)	$(0.00)
Weighted average number of shares outstanding - basic	20,736,534	19,499,770
Weighted average number of shares outstanding - diluted	20,736,534	19,499,770

Balance Sheets Data:

	December 31, 2018	December 31, 2017
	(Audited)	(Audited)
Cash and cash equivalents	$140,093	$661,131
Total current assets	860,768	1,587,973
Total assets	2,011,287	1,732,304
Total current liabilities	738,267	566,511
Total liabilities	840,229	582,147
Total stockholders’ equity	$1,171,058	$1,150,157
Total liabilities and stockholders’ equity	$2,011,287	$1,732,304

April 22, 2019

FORM C-AR

Smoke Cartel, Inc.

This Form C-AR (including the cover page and all exhibits attached hereto, the “Form C-AR”) is being furnished by Smoke Cartel, Inc., a New York Corporation (the “Company,” as well as references to “we,” “us,” or “our”) for the sole purpose of providing certain information about the company as required by the Securities and Exchange Commission (“SEC”).

No federal or state securities commission or regulatory authority has passed upon the accuracy or adequacy of this document. The U.S. Securities and Exchange Commission does not pass upon the accuracy or completeness of any disclosure document or literature. The Company is filing this Form C-AR pursuant to Regulation CF (§ 227.100 et seq.) which requires that it must file a report with the Commission annually and post the report on its website at www.smokecartel.com no later than 120 days after the end of each fiscal year covered by the report. The Company may terminate its reporting obligations in the future in accordance with Rule 202(b) of Regulation CF (§ 227.202(b)) by 1) being required to file reports under Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended, 2) filing at least one annual report pursuant to Regulation CF and having fewer than 300 holders of record, 3) filing annual reports for three years pursuant to Regulation CF and having assets equal to or less than $10,000,000, 4) the repurchase of all the Securities sold pursuant to Regulation CF by the Company or another party, or 5) the liquidation or dissolution of the Company.

The date of this Form C-AR is April 22, 2019.

THIS FORM C-AR DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR SELL SECURITIES.

Forward Looking Statement Disclosure

This Form C-AR and any documents incorporated by reference herein or therein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form C-AR are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this Form C-AR and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form C-AR, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect or change, the Company’s actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Any forward-looking statement made by the Company in this Form C-AR or any documents incorporated by reference herein or therein speaks only as of the date of this Form C-AR. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About this Form C-AR

You should rely only on the information contained in this Form C-AR. We have not authorized anyone to provide you with information different from that contained in this Form C-AR. You should assume that the information contained in this Form C-AR is accurate only as of the date of this Form C-AR, regardless of the time of delivery of this Form C-AR. Our business, financial condition, results of operations, and prospects may have changed since that date.

Statements contained herein as to the content of any agreements or other document are summaries and, therefore, are necessarily selective and incomplete and are qualified in their entirety by the actual agreements or other documents.

SUMMARY

The following summary is qualified in its entirety by more detailed information that may appear elsewhere in this Form C-AR and the Exhibits hereto.

Smoke Cartel, Inc. (the “Company”) is a New York Corporation, formed on August 15, 2014.

The Company is located at 1313 Rogers St. Savannah, GA 31415.

The Company’s website is www.smokecartel.com.

The information available on or through our website is not a part of this Form C-AR.

BUSINESS

Overview

We were formed on August 15, 2014 as a corporation. Our fiscal year end is December 31. We have never been in bankruptcy, receivership or similar proceeding. We are not in default of any note, loan, lease, or other indebtedness or financing arrangements requiring us to make payments. We have never been in any legal proceedings.

Our principal office is located at 1313 Rogers St. Savannah, GA 31415 and our phone number is 912-226-2802. Our corporate website address is www.smokecartel.com. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into this Prospectus.

The Company’s primary goal remains to serve the growing smoke and vapor accessories market through high-tech methods. This strategy, combined with critical domain and product acquisitions, has been the solid foundation that grew to a customer base of over 125,000 individual retail customers and over 1,000 wholesale customers in more than 50 countries worldwide.

The competitive tech that sustained this growth, named Warely, is the team’s proprietary e-commerce technology that augments the abilities of traditional platforms such as Shopify. As Warely continues to be tailored and tested at scale, the Company intends to one day market the technology as a software-as-a-service (SaaS) product of its own.

Targeting each vertical of the online headshop industry, Smoke Cartel, Inc. operates direct sale platforms at

●	SmokeCartel.com,
●	SeshSupply.com,
●	KrakenGrinders.com,
●	RollUhBowl.com,
●	Medepen.com,
●	CinderwitchTorches.com,
●	HeadyPet.com,
●	ErrlyBird.com,
●	AskVape.com, and
●	MindCBD.com.

Business-to-business (“B2B”) sales are made through Wholesale.SmokeCartel.com where, supplemented by in-person trade show connections, the Company provides competitive wholesale services to online and brick-and-mortar storefronts. Data.SmokeCartel.com offers advanced B2B services in the form of valuable cannabis industry insights on dispensaries, smoke shops, and vape shops.

The Company further blankets each vertical of the online smoke shop industry by designing, manufacturing, and developing several in-house product lines described below.

Each level of Smoke Cartel, Inc.’s operations is complemented by 24/7 customer assistance plus a staff of 16 employees fully trained in the Company’s products and services.

As an online provider of smoke and vapor accessories, the Company is subject to tobacco regulations. While not directly affected by cannabis industry regulations, Smoke Cartel, Inc. does benefit from the expansion of the legal cannabis market.

Market Opportunity Analysis

Utilizing the Company’s advanced technological skills and e-commerce expertise, the Smoke Cartel team has identified a strong market opportunity that correlates with the expansion of cannabis legalization worldwide. With a five-year foothold in the rapidly growing cannabis culture, the Company believes its vertically integrated infrastructure and competitive technology presents the opportunity to establish a significant market share as it solidifies its standing as a leading brand for cannabis consumers.

Smoke and Vapor Accessories

Tobacco and cannabis accessories have experienced rapid growth over the last twenty years. Following an early-2000s drop in the prosecution of paraphernalia, the industry experienced a surge in new manufacturers and retailers which Smoke Cartel, Inc. is able to target at both a B2C and B2B level.

According to a Headquest Magazine report, smoke shops were generating $10 billion annually in 2013. The report further assures that, despite increasing competition, “the pie is getting bigger” with the rapid spread of cannabis legalization. Smoke Cartel is able to access this market through over eight educational and direct sales web domains.

A more recent report titled “Vapor Products Market (E-Vapor and Heat-Not-Burn Devices) - Global Outlook and Forecast 2018- 2023” suggests an even stronger market opportunity. Based on market size and forecast, industry trends, growth drivers, and vendor statistics, this report projects the vaporizer industry will reach $43 billion in 2023.

To date, Smoke Cartel has built a foundation to reach vaporizer consumers at AskVape.com, Medepen.com, and SmokeCartel.com with a wide selection of industry leading vaporizers and vaporizer accessories at numerous price points.

Expanding Cannabis Legalization

As cannabis legalization spreads across the United States and countries worldwide, each newly opened cannabis market represents the opportunity to form new brand loyalties as customers enter the cannabis space for the first time. The Company continues to target smoke and vapor enthusiasts through industry event outreach, web domains tailored to specific demographics, memorable branding, strategic business partnerships, and organic word-of-mouth recommendations.

The cannabis accessory industry is legal, but remains relatively new. Fledgling cannabis businesses may struggle to find structure in industry norms and/or standardized systems in which to operate. However, Smoke Cartel, Inc. has the advantage of ancillary cannabis industry experience supported by the Company’s signature inventory management technology to deliver a quality experience from drop-shipment for wholesalers to direct customer sales.

Although this is not a plant-touching cannabis company, the Company’s services do face a number of the same challenges as companies who deal directly with the cannabis plant such as federal regulation, banking restrictions, advertising hurdles, and negative stereotypes. Each of these challenges is increasingly lessened as legalization continues to expand. For example, prominent social media platforms loosened and/or lifted cannabis advertisement restrictions in 2018 while The Hill recently reported that federal legislation is being proposed with the support of the American Banking Association to lift financial barriers.

Smoke Cartel, Inc. has dealt with these regulations and challenges since inception. The Company has been resourceful and persistent in finding legal means to maintain operations and reach its customer base.

E-commerce: Online B2B and B2C Services

In addition to personal relationships built at trade shows and expos, the Company’s transactions are conducted primarily through online commerce. The United States Department of Commerce estimated $513.16 billion spent online in 2018 for an increase of 14.2% since 2017. The same report announced this number reflects 14.3% of total retail sales while representing 51.6% of all retail sales growth.

At this relatively young stage in marketable cannabis accessory enthusiasm, Smoke Cartel has already managed to serve over 125,000 customers through direct sales. Individual smoke and vapor enthusiasts enjoy the convenience, informational context, and discreteness offered by online shopping.

Smoke Cartel Wholesale allows the Company to tap into total retail sales which reached on and offline which comprised $3.63 trillion in 2018. Retailers similarly enjoy the convenience of online wholesale management.

In November 2018, Smoke Cartel, Inc. revealed its expansive cannabis industry insights database at Data.SmokeCartel.com. This high-tech service provides a wide array of information on dispensaries, head shops, and vape shops around the United States with actionable information for use by cannabis businesses on multiple industry verticals.

Competition

Each of the Company’s wholesale and online retail distribution channels will compete for customers and sales also strengthening their customer and business relationships in this expanding market. Smoke Cartel’s size relative to competition is difficult to gauge as most of the Company’s competition is privately held and do not publicly report earnings. Public companies most similar and competitive to Smoke Cartel are Namaste Technologies and KushCo Holdings, Inc.

Namaste Technologies is traded on the OTC Markets under the symbol NXTFF and is based in Canada. They currently do not have significant market share in the United States.

KushCo Holdings is traded on the OTC Markets under the symbol KSHB. Kush Bottles sells packaging products for the cannabis industry while we sell accessories and devices used for smoking. Unlike Smoke Cartel, KushCo Holdings is less focused on the ecommerce side of business; KushBottles.com has significantly less web traffic than Smoke Cartel. According to Amazon Alexa website traffic rankings as of July 2018, Smoke Cartel is ranked at 14,671 for the most popular website in the United States while Kush Bottles is ranked at 44,640.

Intellectual Property

Smoke Cartel, Inc. is in the process of trademarking the following product names: Sesh Supply, Kraken, UPC, Smoke Cartel, Cinderwitch, Viosparc, Warely and Rise and Grind. We are in the process of trademarking the logo for Smoke Cartel. Smoke Cartel has trademarked the names UPC and Glassheads. We also acquired the registered trademarks for Errlybird logo, Errlybird wordmark, Budder Blocks logo, Budder Blocks wordmark, Heady Pet logo, Heady pet wordmark, and Breaking Slabs artwork in the acquisition of Early Bird Distribution. We also acquired the trademarks for the name of Roll Uh Bowl, as well as the slogan “Smoky Bubbles. Anywhere” in the asset purchase with KushCo Holdings.

Regulations

We must comply with federal and state regulations for tobacco products. Tobacco products can only be sold and shipped to customers over the age of 18 or 21 in some states, however, Smoke Cartel only accepts customers 21 or older. We are not regulated by federal or state cannabis laws.

Employees

As of the date hereof, the Company has sixteen employees.

Legal/Disciplinary History

During the past 10 years, the officers, directors, and control persons of the Company have no disciplinary history whatsoever, and have never had a criminal conviction, entry of a judgment or decree by a court of any jurisdiction that limited their involvement with any type of business, securities, commodities, or banking activities. Furthermore, they have never had a finding or judgment against them or any order by self-regulatory organizations of any kind.

Products and Services

Smoke Cartel Retail Domains

Direct sales operate through leading e-commerce platform, Shopify, as enhanced by the advanced capabilities of in-house software, Warely.

SmokeCartel.com is the Company’s primary e-commerce portal selling glass and silicone pipes, vaporizers, herb grinders, torches, e-nails, water pipes, and other popular smoke and vapor accessories alongside Smoke Cartel branded fashion. A unique array of quality products and reputable brands drive sales at numerous price points. SmokeCartel.com has now reached over 125,000 customers in more than fifty countries worldwide.

Smoke Cartel, Inc. now drives sales through a growing number of web domains including SeshSupply.com, KrakenGrinders.com, RollUhBowl.com, Medepen.com, CinderwitchTorches.com, HeadyPet.com, ErrlyBird.com, AskVape.com, and MindCBD.com. The Company plans to turn newly acquired domain MidnightToke.com, purchased from KushCo Holdings, Inc. in September 2018, into the second of multiple sales platforms to target cannabis consumers without being subject to tobacco regulations — the first to do so being HeadyPet.com.

Smoke Cartel Wholesale & Drop Shipment Services

In January 2016, the Company acquired UPC Distribution, a two-decade veteran in the wholesale glass and manufacturing industry that allowed Smoke Cartel’s expansion into the wholesale market. Rebranded as Smoke Cartel Wholesale (formerly Glassheads Distribution), the department is now a staple of Smoke Cartel, Inc. that is able to connect with growing brands and retailers domestic and international.

In the ongoing charge to maintain an edge over the competition, the Company now offers drop-shipment services which allow Smoke Cartel to access a portion of competitor sales for warehouse and fulfillment services. The Company’s established brand quality builds the trust to handle such important logistics over the few wholesale service competitors. Their customers become Smoke Cartel customers in synergistic fashion while disseminating the Company’s product lines to a broader online and brick-and- mortar marketplace.

This wholesale service further allows the Company to advance its technology-driven processes, Warely, which Smoke Cartel, Inc. hopes to one day market as an e-commerce service of its own. The program provides live access to inventory tracking of over 1000 SKUs.

The Company maintains a book of more than 3,000 wholesale customers with plans to grow that consumer base through strategic marketing, sales initiatives, and continued innovation in product design.

Product Design and Development

In addition to selling the industry’s leading brands, the Company designs and manufactures products for both retail and wholesale. Each in-house product line is designed to meet the needs of a target demographic, as identified using the Company’s Warely customer insights.

Smoke Cartel, Inc.’s exclusive product lines, available for retail and wholesale, include:

● Sesh Supply: Known for eye-catching glass design with spinning propeller percolators, each Sesh Supply piece is named for a powerful character in Greek mythology. The “Nymph” water pipe won 2nd Place for “Best Glass” at High Times Cannabis Cup 2018.

● China Glass: A carefully selected team of master glass artists designed this playful yet ultra-elegant rebrand of Chinese glass. In a nod to history and culture, each piece is named for a Dynasty of Chinese history—such as the popular “Ming Dynasty” water pipe—paired with vase-like silhouettes and pretty patterns for the upscale, sophisticated enthusiast.

● Kraken Grinders: Crafted from high quality stainless steel and durable aluminum alloys, these herb grinders are enhanced with neat features such as stash windows, easy-clear buttons, pollen screens, and more.

● Cinderwitch Torches: Carrying the Company’s latest innovative design, the patent-pending flameless “Viosparc” torch, Cinderwitch Torches features both butane and electronic torches that stand apart from conventional torches in both style and function.

● Roll Uh Bowl: Acquired in a purchase agreement with Nevada corporation, KushCo Holdings, Inc., that closed on September 21, 2018, this adventure-ready product line features medical grade silicone water pipes that bend but don’t break. The assets purchased in exchange for 1,410,145 shares of the Company’s common stock, valued at $1.2M, include:

1. Inventory of products as described in the Purchase Agreement; 2. All machinery, tools, jigs, supplies, consumables, molds and the designs of such molds held by third party manufacturers on behalf of Seller with respect to the products listed in the Purchase Agreement; 3. Certain intellectual property as listed in the Purchase Agreement; 4. Goodwill of the business conducted by Seller, 5. Copies of all customer lists, supplier lists, quality control records, customer complaint records and sales materials and records relating to the products listed in the Purchase Agreement; and 6. Web domains at RollUhBowl.com, MidnightToke.com, and Medepen.com.

● UPC: Short for “Until Prohibition Ceases,” this utilitarian yet affordable glass line impresses with unique scientific shapes like the “UPC Quadruple Bubbler Dab Rig.” This trademarked logo was acquired along with UPC Distribution, which the Company continues to use to target traditional smokers.

● Heady Pet: 420-friendly prints take this pet accessory brand to a whole new level. A catalyst into the pet industry valued at $86 billion in 2017, Heady Pet offers a line of durable and adorable leashes, collars, harnesses, safety belts, toys, and more.

Product and Service Marketing Plan

Positioning and Goal

Smoke Cartel’s association with the cannabis industry limits traditional advertising opportunities such as those commonly used through Google and Facebook, though these limitations are lessening alongside federal expansion of cannabis legalization.

The Company has been tremendously successful in finding legal and effective marketing strategies to showcase its various brands despite these constraints by allocating marketing spend to social network feeds and industry influencers. The most effective paid web campaigns have occurred on sites that allow smoke and vapor accessories content, using precise retargeting strategies to drive traffic and conversions. Smoke Cartel’s own social media channels continue to enjoy impressive engagement with original YouTube videos that often go viral.

Smoke Cartel, Inc. sponsors and maintains a presence at several cannabis-related and music events to increase brand visibility while developing key relationships.

This combination of online and offline initiatives continues to evolve the Company’s globally recognized retail brand while a dedicated sales department focuses on wholesale expansion.

Branding Tactics

A strong brand vision for products and marketing have been a top priority since Smoke Cartel’s inception. This includes professional photography and graphic design for compelling marketing materials, both digital and print. Combined with the Company’s advanced data analytics and domains tailored to specific demographics, carefully curated Smoke Cartel brands have resulted in a large consumer base.

This curated brand identity is amplified by relationships with significant industry figures and advertisers who assist in perpetuating Smoke Cartel brand awareness.

Social Media Marketing

Social media is central to Smoke Cartel marketing. Using the Company’s own social media accounts, Smoke Cartel has established a large social media following with separate brand accounts for multiple product lines and sales platforms. These accounts plus the use of social media influencers gives the Company a strong social media presence on social media networks such as Instagram, Tumblr, Facebook, and Twitter.

Instagram, with over 158,000 followers, has proven to be the best network to reach the Company’s target demographics and maintain effective brand identities. However, Smoke Cartel brands appear on multiple social platforms as audiences engage with each platform differently. This allows the Company to reach a wide variety of consumers.

Because most social networks limit advertising opportunities for smoke and vapor accessories, the Company has cost-effectively established organic customer relationships that allow consumers to understand and identify with the Company’s brands in each carefully branded post.

Email Marketing

Sales that result from email marketing comprise approximately 15% of the Company’s total revenue. Email campaigns are used to stir interest in various products, often curated around a specific holiday or promotion.

Email marketing also provides the opportunity to communicate order tracking, follow up on abandoned carts, encourage upsell accessories, and gather further customer insights to improve overall marketing strategy.

Search Engine Optimization

Search engine optimization (“SEO”) is integrated into all marketing and advertising strategies. SEO is important to gain customers organically and it is done through vigilant updating of all websites to reflect current keyword trends, accumulating inbound links, accruing listings on other sites, and strengthening a social media presence in order to achieve a higher organic Google, Bing, and Yahoo search ranking for terms related to each part of the business.

Digital Advertisements

Smoke Cartel, Inc. runs standard pay-per-click (“PPC”) display ads on cannabis related websites like Leafly, High Times, and other relevant sites that feature retargeting of previous Smoke Cartel website visitors. This has proven to be an efficient advertising method to encourage potential customers who have already expressed a high level of interest by visiting Smoke Cartel websites.

For large promotions, the Company uses the cannabis-specific advertising platform Mantis with increased digital advertising campaigns. Mantis offers banner, video, and sponsored content ads on a large network of cannabis themed websites.

Google Adwords has also successfully been used to encourage website traffic through non-smoking related accessories.

Public Relations

Smoke Cartel has been featured in Leafly, Variety Magazine, Marijuana Business Daily, and several other noteworthy publications while team members have been featured on multiple podcasts.

The Company has relationships with several media and news outlets with which it intends to continue to spread brand recognition, acquire new customers, and improve SEO.

Print Marketing

Smoke Cartel Magazine is a biannual 44-page catalog showcasing the Company’s various product lines and services within the context of a cannabis lifestyle magazine. These are useful for drawing business and individual consumers to take part in Smoke Cartel’s strong brand identity.

The Company plans to launch a full offline marketing package including physical mailers, catalogs, magazines, brochures to capture retail and wholesale customer attention.

Industry Events

Industry trade shows and expos as well as music festivals provide the opportunity to make face-to-face connections with potential retail and wholesale customers while increasing brand awareness. The Company currently attends and sponsor events across the U.S. including, but not limited to, High Times Cannabis Cup, National Cannabis Festival, and CHAMPS trade shows.

Corporate History

We were formed on August 15, 2014. From inception, we were engaged in the business of investment activities of spot gold and silver trading. On July 14, 2017, we entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Thread Cartel LLC., a privately held limited liability company incorporated under the laws of Georgia (“Smoke Cartel”), and the members of Smoke Cartel. As a result of the transaction (the “Exchange”), Smoke Cartel became our wholly-owned subsidiary. In accordance with the terms of the Purchase Agreement, at the closing an aggregate of 18,999,601 shares of our common stock were issued to the holders of Smoke Cartel in exchange for their membership interests of Smoke Cartel. The two shareholders of Smoke Cartel consisted of Sean Geng and Darby Cox, our officers and directors.

Also on July 14, 2017, we entered into an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (the “Conveyance Agreement”) with a company controlled by our prior officer and director, Wanjun Xie. Pursuant to the Conveyance Agreement, we transferred all assets and business operations associated with spot gold and silver trading to Mr. Xie’s company. In exchange, Mr. Xie agreed to cancel 323,300 shares in our company and to assume and cancel all liabilities relating to our former business. As a result of the Purchase Agreement and Conveyance Agreement, we were no longer pursuing our former business plan. Under the direction of our newly appointed officers and directors, we are now an online retailer in the smoking accessories business.

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common shares. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common shares, if we publicly trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Relating to Our Company and Our Industry

In the event that we are unable to successfully compete in the smoke accessories industry, we may not be able to achieve profitable operations.

We face substantial competition in the industry. Due to our small size, it can be assumed that many of our competitors have significantly greater financial, technical, marketing and other competitive resources. Accordingly, these competitors may have already begun to establish brand-recognition with consumers. We will attempt to compete against these competitors by developing features that exceed the features offered by competitors. However, we cannot assure you that our products will outperform competing products or those competitors will not develop new products that exceed what we provide. In addition, we may face competition based on price. If our competitors lower the prices on their products, then it may not be possible for us to market our products at prices that are economically viable. Increased competition could result in:

●	Lower than projected revenues;
●	Price reductions and lower profit margins;
●	The inability to develop and maintain our products with features and usability sought by potential customers.

Any one of these results could adversely affect our business, financial condition and results of operations. In addition, our competitors may develop competing products that achieve greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. Our inability to achieve sales and revenue due to competition will have an adverse effect on our business, financial condition and results of operations.

Our financial statements have been prepared assuming that we will continue as a going concern.

We have limited operating history and have incurred accumulated losses since inception which raises substantial doubt about our ability to continue as a going concern. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected, and we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, and it is likely that investors will lose all or a part of their investment. In addition, if there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, or at all.

A material part of our success will depend on our ability to manage our suppliers and contract manufacturers. Our failure to manage our suppliers and contract manufacturers could materially and adversely affect our results of operations and relations with our customers.

We rely upon suppliers to provide the components necessary to build our products and on contract manufacturers to procure components and assemble our products. There can be no assurance that key suppliers and contract manufacturers will provide components or products in a timely and cost efficient manner or otherwise meet our needs and expectations. Our ability to manage such relationships and timely replace suppliers and contract manufacturers, if necessary, is critical to our success. Our failure to timely replace our contract manufacturers and suppliers, should that become necessary, could materially and adversely affect our results of operations and relations with our customers.

If the market for smoking accessories does not experience significant growth or if our products do not achieve broad acceptance, we will not be able to sustain or grow our revenues.

We hope to achieve continued revenues from sales of our products. We cannot accurately predict, however, future growth rates or the size of the market for our products in the United States and other markets we engage in. Demand for our products may not occur as anticipated, or may decrease, either generally or in specific geographic markets, during particular time periods. The expansion of our products in the market depends on a number of factors, such as:

●	the cost, performance and appearance of our products and products offered by our competitors;
●	public perceptions regarding our products and the effectiveness and value of our products;
●	customer satisfaction with our products; and
●	marketing efforts and publicity regarding the needs for our product and the public demand for our product.

Even if our products gain wide market acceptance, we may not adequately address market requirements and may not be able to expand market acceptance. If our products do not achieve wide market acceptance, we may not be able to achieve our anticipated level of growth, we may not achieve revenues and results of operations would suffer.

If we are unable to gauge trends and react to changing consumer preferences in a timely manner, our sales will decrease, and our business may fail.

We believe our success depends in substantial part on our ability to offer our products that reflect current needs and anticipate, gauge and react to changing consumer demands in a timely manner. Our business is vulnerable to changes in consumer preferences. We will attempt to reduce the risks of changing demands and product acceptance in part by devoting a portion of our available products and designs to standard products that are not significantly modified from year to year. Nevertheless, if we misjudge consumer needs for our products, our ability to generate sales could be impaired resulting in the failure of our business. There are no assurances that our future products will be successful, and in that regard, any unsuccessful products could also adversely affect our business.

Our products may contain defects, which could adversely affect our reputation and cause us to incur significant costs.

Defects may be found in our products. Any such defects could cause us to incur significant return and exchange costs and divert the attention of our personnel from product development efforts, and cause significant customer relations and business reputation problems. Any such defects could force us to undertake a product recall program, which could cause us to incur significant expenses and could harm our reputation and that of our products. If we deliver products with defects, our credibility and the market acceptance and sales of our products could be harmed.

If we do not effectively implement measures to sell our products, we may not achieve sustained revenues and you will lose your entire investment.

We have been selling our products through our website and third party e-commerce sites. We have no experience in providing direct sales and service, aside from our website. Moreover, our sales and marketing efforts may not achieve intended results and therefore may not generate the revenue we hope to achieve. There can be no assurance that our focus or our plans will be successful. If we are not able to successfully address markets for our products, we may not be able to grow our business, compete effectively or achieve profitability.

If we are unable to successfully manage growth, our operations could be adversely affected.

Our progress is expected to require the full utilization of our management, financial and other resources, which to date has occurred with limited working capital. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage sales personnel. There can be no absolute assurance that management will be able to manage growth effectively.

If we do not properly manage the growth of our business, we may experience significant strains on our management and operations and disruptions in our business. Various risks arise when companies and industries grow quickly. If our business or industry grows too quickly, our ability to meet customer demand in a timely and efficient manner could be challenged. We may also experience development delays as we seek to meet increased demand for our products. Our failure to properly manage the growth that we or our industry might experience could negatively impact our ability to execute on our operating plan and, accordingly, could have an adverse impact on our business, our cash flow and results of operations, and our reputation with our current or potential customers.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Due to the specified nature of our business, having certain key personnel is essential to the development and marketing of the products we plan to sell and thus to the entire business itself. Our officers and directors, in particular, Sean Geng and Darby Cox, are extremely instrumental in the viability of our business and our future success. Consequently, the loss of any of those individuals may have a substantial effect on our future success or failure. We may have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

Because we have minimal personnel that occupy all corporate positions, our internal controls may be inadequate and we may face negative consequences related to having them set their own salaries and making all of the decisions affecting our company.

Because we have only two officers and five directors, they may not adequately be able to administer our internal controls over disclosure or financial reporting.

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of a simple error or mistake. Since we have only two officers and five directors, the controls can easily circumvented by our officers and directors which could result in adverse consequences to us.

If we are the subject of future product defect or liability suits, our business will likely fail.

In the course of our planned operations, we may become subject to legal actions based on a claim that our products are defective in workmanship or have caused personal or other injuries. We currently maintain liability insurance but such coverage may not be adequate to cover all potential claims. Moreover, even if we are able to maintain sufficient insurance coverage in the future, any successful claim could significantly harm our business, financial condition and results of operations.

Our commercial success depends significantly on our ability to develop and commercialize our products without infringing the intellectual property rights of third parties.

Our commercial success will depend, in part, on operating our business without infringing the trademarks or proprietary rights of third parties. Third parties that believe we are infringing on their rights could bring actions against us claiming damages and seeking to enjoin the development, marketing and distribution of our products. If we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation. If any of these actions are successful, we could be required to pay damages and/or to obtain a license to continue to develop or market our products, in which case we may be required to pay substantial royalties. However, any such license may not be available on terms acceptable to us or at all. Ultimately, we could be prevented from commercializing a product or forced to cease some aspect of our business operations as a result of patent infringement claims, which would harm our business.

A decline in general economic condition could lead to reduced consumer traffic and could negatively impact our business operation and financial condition, which could have a material adverse effect on our business, financial condition and results of operations.

Our operating and financial performance may be adversely affected by a variety of factors that influence the general economy. Consumer spending habits, including chiefly the demand for smoke related products, are affected by, among other things, prevailing economic conditions, levels of unemployment, salaries and wage rates, prevailing interest rates, income tax rates and policies, consumer confidence and consumer perception of economic conditions. In addition, consumer purchasing patterns may be influenced by consumers’ disposable income. In the event of an economic slowdown, consumer spending habits could be adversely affected and we could experience lower net sales than expected on a quarterly or annual basis which could have a material adverse effect on our business, financial condition and results of operations.

The success of our business depends on our ability to maintain and enhance our reputation and brand.

We believe that our reputation in the smoke accessories industry is of significant importance to the success of our business. A well-recognized brand is critical to increasing our customer base and, in turn, increasing our revenue. Since the industry is highly competitive, our ability to remain competitive depends to a large extent on our ability to maintain and enhance our reputation and brand, which could be difficult and expensive. To maintain and enhance our reputation and brand, we need to successfully manage many aspects of our business, such as cost-effective marketing campaigns to increase brand recognition and awareness in a highly competitive market. We will continue to conduct various marketing and brand promotion activities. We cannot assure you, however, that these activities will be successful and achieve the brand promotion goals we expect. If we fail to maintain and enhance our reputation and brand, or if we incur excessive expenses in our efforts to do so, our business, financial conditions and results of operations could be adversely affected.

Because our executive officers own a majority of our outstanding stock, you may not have any influence in the corporate decisions of the company, including the election of directors.

Our current Chief Executive Officer, Darby Cox, and our Chief Technology Officer, Sean Geng, beneficially own a majority of our outstanding common stock. As a result, they have substantial voting power in all matters submitted to our stockholders for approval including:

●	Election of our board of directors;
●	Removal of any of our directors;
●	Amendment of our Certificate of Incorporation or bylaws;
●	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and position, they are able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by these officers could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in our company may decrease. Their stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

As an Emerging Growth Company under the Jobs Act, we are permitted to rely on exemptions from certain disclosures requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and
●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our officers and directors lack experience in and with the reporting and disclosure obligations of publicly-traded companies.

Our officers and directors lack experience in and with the reporting and disclosure obligations of publicly-traded companies and with serving as officers and director of publicly-traded companies. Such lack of experience may impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders. Consequently, our operations, future earnings and ultimate financial success could suffer irreparable harm due to our officers’ and director’s ultimate lack of experience in our industry and with publicly-traded companies and their reporting requirements in general.

Risks Relating to the Company’s Securities

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

Our common stock is quoted under the symbol “SMKC” on the OTCQB operated by OTC Markets Group, Inc, an electronic inter-dealer quotation medium for equity securities. We do not currently have an active trading market. There can be no assurance that an active and liquid trading market will develop or, if developed, that it will be sustained.

Our securities are very thinly traded. Accordingly, it may be difficult to sell shares of our common stock without significantly depressing the value of the stock. Unless we are successful in developing continued investor interest in our stock, sales of our stock could continue to result in major fluctuations in the price of the stock.

Our common stock price may be volatile and could fluctuate widely in price, which could result in substantial losses for investors.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

●	technological innovations or new products and services by us or our competitors;
●	government regulation of our products and services;
●	the establishment of partnerships with other technology companies;
●	intellectual property disputes;
●	additions or departures of key personnel;
●	sales of our common stock;
●	our ability to integrate operations, technology, products and services;
●	our ability to execute our business plan;
●	operating results below expectations;
●	loss of any strategic relationship;
●	industry developments;
●	economic and other external factors; and
●	period-to-period fluctuations in our financial results.

You should consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and have no immediate plans to pay dividends.

We plan to reinvest all of our earnings, to the extent we have earnings, in order to market our products and to cover operating costs and to otherwise become and remain competitive. We do not plan to pay any cash dividends with respect to our securities in the foreseeable future. We cannot assure you that we would, at any time, generate sufficient surplus cash that would be available for distribution to the holders of our common stock as a dividend. Therefore, you should not expect to receive cash dividends on our common stock.

If securities or industry analysts do not publish or do not continue to publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us now or in the future issue an adverse opinion regarding our stock, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Because we are subject to the “Penny Stock” rules, the level of trading activity in our stock may be reduced.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any listed, trading equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules which may increase the difficulty Purchasers may experience in attempting to liquidate such securities.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our Common Stock.

DIRECTORS, OFFICERS AND EMPLOYEES

The following table sets forth the names, ages and positions of our current directors and executive officers.

NAME	AGE	POSITION
Darby Cox	24	President, Chief Executive Officer, Principal Executive Officer and Director
Sean Geng	24	Chief Operating Officer and Director
John A. Thorson II	56	Director
Michael Felix	35	Director
Charles Bowen	50	Director

Darby Cox- President, Chief Executive Officer and Director

Ms. Cox co-founded Smoke Cartel in January 2013 and has acted as Operations Manager for the past four years. Ms. Cox also founded the terrarium company SproutSouth in January 2014. Prior to this, Ms. Cox attended Savannah College of Art and Design and studied Service Design.

Aside from that provided above, Ms. Cox does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

The Board believes that Ms. Cox has the experience, qualifications, attributes and skills necessary to serve on the Board because of her many years of experience marketing and business administration.

Sean Geng- Chief Operating Officer and Director

Mr. Geng co-founded Smoke Cartel in January 2013 and has acted as CEO for the past four years. In January 2013, Mr. Geng also founded and owned Kryptotrader, a cryptocurrency denominated securities trading and tracking platform. He sold the company after acting as CEO and CTO for one year. From May 2013 to September 2013, Mr. Geng worked as a Developer at Powered Analytics, a predictive analytics company in Pittsburgh that was acquired by Target Corporation. From January 2011 to January 2013, Mr. Geng served as Creative Director of Pixelmess, a full service design studio. He also studied Advertising at the Savannah College of Art and Design.

Aside from that provided above, Mr. Geng does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

The Board believes that Mr. Geng has the experience, qualifications, attributes and skills necessary to serve on the Board because of his many years of experience marketing and business administration.

John A. Thorson II - Director

Mr. Thorson currently serves as Managing Partner at Carolina Textile Care, a privately held company in the commercial laundry industry. From 2014 to 2015, Mr. Thorson served as Executive Vice President of Strategy and Business Development at Veracyte, a NASDAQ listed molecular diagnostics company. From 2012 to 2013, Mr. Thorson served as CEO and Founder of Yoot, Inc., a consumer web-application development company offering mobile apps that help consumers improve their appearance online. From 2001 to 2011, Mr. Thorson acted as Corporate Vice President for Varian Medical Systems, Inc., a NYSE listed medical technology company.

Mr. Thorson does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

There are no family relationships between Mr. Thorson and any of our directors or executive officers. Aside from the following, Mr. Thorson has not had any material direct or indirect interest in any of the Company’s transactions or proposed transactions over the last two years.

Mr. Thorson has served as a consultant to the Company, but will move from that role to a director of the Company.

Michael Felix - Director

Michael Felix received a master’s degree in Industrial Design and a bachelor’s in Sustainable Design from Auburn University. He was a Professor of Interaction, Industrial, and Service Design at Savannah College of Art and Design (SCAD) for three years, where he first crossed paths with co-founders Sean Geng and Darby Cox.

Felix has held the title of CTO in such tech companies as APHID Industries and Slope.io, Inc. Smoke Cartel plans to tap into this expertise as the company expands in tech sales.

Mr. Felix does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

There are no family relationships between Mr. Felix and any of our directors or executive officers. Mr. Felix has not had any material direct or indirect interest in any of the Company’s transactions or proposed transactions over the last two years.

Charles Bowen - Director

Based out of Savannah, Charles “Bo” Bowen is a business attorney who focuses on commercial and entertainment law. Bowen attended Mercer University in Macon, Ga., where he graduated summa cum laude with honors in both psychology and political science. Upon graduating from Georgetown University Law Center in 1995, he moved to Savannah and established a corporate law practice.

Bowen was named “Business Advocate of the Year” in 2015 by the Savannah Morning News. He also won the “2016 Helen V. Head Business Leader of the Year Award” presented by the Savannah Area Chamber of Commerce and he chaired the 24th Annual Kiss-a-Pig campaign on behalf of the American Diabetes Association. Bowen has received the Martindale-Hubbell® AV® Preeminent™ rating, the highest rating based upon confidential surveys sent to other attorneys. He also has been selected by the members of the State Bar of Georgia as one of Georgia Trend’s Legal Elite in two categories: Business Law and Corporate Law. He is also the author of three eBooks on business and entertainment law.

In the entertainment realm, Bowen founded the Savannah Film Alliance in 2015 to foster cooperation and collaboration within the local entertainment industry. He is also the founder and president of Southern Gateway Production Services that provides support to all out of town productions coming to the region and he has been spearheading efforts for the past year to establish a full-service movie studio and soundstage in Savannah.

Mr. Bowen does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

There are no family relationships between Mr. Bowen and any of our directors or executive officers.

Aside from the following, Mr. Bowen has not had any material direct or indirect interest in any of the Company’s transactions or proposed transactions over the last two years. Mr. Bowen has represented the Company since its inception as its general corporate attorney. He will continue to represent the Company, but only for minor legal issues.

The Company plans to compensate its directors but has not yet determined the amount and type of consideration at the present time.

Committees of the Board

Our Company currently does not have nominating or compensation committees or committees performing similar functions nor does our Company have a written nominating or compensation committee charter. Our board of directors believes that it is not necessary to have such committees, at this time, because the directors can adequately perform the functions of such committees.

Audit Committee

The Audit Committee was established in March 11, 2019 and is comprised of Directors Bowen, Felix and Thorson, and is chaired by Director Thorson.

The Audit Committee approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Audit Committee reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

For the fiscal year ending December 31, 2018, the Audit Committee:

1. Reviewed and discussed the audited financial statements with management, and

2. Reviewed and discussed the written disclosures and the letter from our independent auditors on the matters relating to the auditor’s independence.

Based upon the Audit Committee’s review and discussion of the matters above, the board of directors authorized inclusion of the audited financial statements for the year ended December 31, 2018 to be included in this Prospectus and filed with the Securities and Exchange Commission.

The Board has determined that Director Thorson of the Audit Committee qualifies as an audit committee financial expert as defined under applicable SEC rules and all committee members also meet the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

Involvement in Certain Legal Proceedings

Our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities; or
4.	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.
5.	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;
6.	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;
7.	Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:(i) Any Federal or State securities or commodities law or regulation; or(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
8.	Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

As of December 31, 2017, we had not adopted a Code of Ethics. The small number of individuals comprising our board and management does not warrant the adoption of a Code of Ethics.

CAPITALIZATION AND OWNERSHIP

The following table sets forth as of April 3, 2019 the number and percentage of the 21,822,651 shares of outstanding common stock which, according to the information supplied to the Company, were beneficially owned by (i) each person who is currently a director of the Company, (ii) each executive officer, (iii) all current directors and executive officers of the Company as a group and (iv) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Except as otherwise indicated, the address of each of the persons named in the table below is c/o Smoke Cartel, Inc., 1313 Rogers St. Savannah, GA 31415.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Common Stock Voting Percentage Beneficially Owned
Executive Officers and Directors
Sean Geng	9,350,000	43%
Darby Cox	7,650,000	35%
John A. Thorson II	-	-
Charles Bowen	-	-
Michael Felix	-	-
Executive Officers and Directors as a Group (5 persons)	17,000,000	78%
5% Shareholders
Kushco Holdings, Inc.(1) 11958 Monarch St. Garden Grove, CA 92841	1,410,145	6%

(1)	Nicholas Kovacevich is the beneficial owner of the shares held by this shareholder.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

Changes in Control

We are not aware of any arrangement, which may result in a change in control in the future.

FINANCIAL INFORMATION

Please see the financial information listed on the cover page of this Form C-AR. The financial statements are an important part of this Form C-AR, and are attached hereto as Exhibit A. These statements should be reviewed in their entirety in addition to the following information.

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which refer to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of the Company’s financial condition and results of operations is based upon the Company’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP) on the basis that the Company will continue as a going concern, which assumes that the Company will be able to realize its assets and meet its obligations and continue its operations for the next year. For the year ended December 31, 2018, the Company had a net loss. The Company also has an accumulated deficit. Further losses are expected as the Company continues to experience slower than expected revenues along with negative cash flow from operations and ongoing debt obligations. These factors raise substantial doubt as to its ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities when they come due from normal business operations. Management intends to finance operating costs over the next twelve months with loans and additional private placement of common stock. Management has also put in place changes to business operations that will help it move towards profitability. The continuation of the Company as a going concern is dependent upon the continued financial support from our existing shareholders and our ability to obtain necessary equity financing to continue toward funding our operations. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The preparation of these financial statements requires the Company’s management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company’s estimates are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for the Company’s conclusions. The Company continually evaluates the information used to make these estimates as its business and the economic environment change. The Company’s management believes that certain estimates, assumptions and judgments derived from the accounting policies have significant impact on its financial statements, so the Company considers the following be its critical accounting policies.

Inventories

The Company’s inventories consist primarily of merchandise for sale and packaging materials and are stated at the lower of cost or realizable value. Cost is determined using the first-in, first-out methodology. As a designer and manufacturer of products for the cannabis industry, we may be exposed to a number of economic and industry factors that could result in portions of our inventory becoming obsolete or in excess of anticipated usage. These factors include, but are not limited to, our ability to meet changing customer requirements, competitive pressures on products and prices, reliability and replacement of and the availability of products from our suppliers. Our policy is to establish inventory reserves when conditions exist that suggest that our inventory may be in excess of anticipated demand or is obsolete. We regularly evaluate our ability to realize the value of our inventory based on a combination of factors including the following: forecasted sales or usage, product end of life dates, estimated current and future market values and new product introductions. Assumptions used in determining our estimates of future product demand may prove to be incorrect, in which case the provision required for excess and obsolete inventory would have to be adjusted in the future. If inventory is determined to be overvalued, we would be required to recognize such costs as cost of goods sold at the time of such determination. When recorded, our reserves are intended to reduce the carrying value of our inventory to its net realizable value.

Provisions for excess or obsolete inventory are primarily based on our estimates of forecasted net sales. A significant change in the timing or level of demand for our products as compared to forecasted amounts may result in recording additional provisions for excess inventory in the future. We record provisions for excess or obsolete inventory as cost of sales.

Revenue Recognition

Net sales consist primarily of revenue from sale of merchandise and accessories. Revenue is measured based on the amount of consideration that we expect to receive, reduced by estimates of return allowances, promotional discounts, and rebates. Revenue also excludes any amounts collected on behalf of third parties, including sales and indirect taxes. In arrangements where we have multiple performance obligations, the transaction price is allocated to each performance obligation using the relative stand-alone selling price. We generally determine stand-alone selling prices based on the prices charged to customers or using expected cost plus a margin. We offer consumer products through our online sales sites. Revenue is recognized when control of the goods is transferred to the customer, which generally occurs upon our delivery to the carrier or the customer. Product is considered delivered to the customer once it has been shipped and title, risk of loss and rewards of ownership have been transferred. For most of the Company’s product sales, these criteria are met at the time the product is shipped. For online sales to individuals, for some and for certain other sales, the Company defers revenue until the customer receives the product because the Company retains a portion of the risk of loss on these sales during transit.

Stock Based Compensation

The Company follows ASC 718-10, Stock Compensation, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).

Impairment Assessment

The Company evaluates intangible assets and long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. This includes but is not limited to significant adverse changes in business climate, market conditions, or other events that indicate an asset’s carrying amount may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate. If the undiscounted cash flows used in the test for recoverability are less than the carrying amount of these assets, the carrying amount of such assets is reduced to fair value. The Company evaluates and tests the recoverability of its goodwill for impairment at least annually during its fourth quarter of each year or more often if and when circumstances indicate that goodwill may not be recoverable. There was no impairment of intangible assets, long-lived assets or goodwill during years ended December 31, 2018 and December 31, 2017.

Income Taxes

The Company accounts for income taxes under standards issued by the FASB. Under those standards, deferred tax assets and liabilities are recognized for future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be realized through future operations.

Prior to the acquisition on July 14, 2017, Smoke Cartel operated as a D.B.A. of Thread Cartel LLC. As an LLC, tax liabilities through July 14, 2017 passed through to the members of Thread Cartel LLC.

Valuation of Business Combinations and Acquisition of Intangible Assets

The Company records intangible assets acquired in business combinations and acquisitions of intangible assets under the purchase method of accounting. The Company accounts for acquisitions in accordance with FASB ASC Topic 805, Business Combinations. Amounts paid for each acquisition are allocated to the assets acquired and liabilities assumed based on their fair values at the dates of acquisition. The Company then allocates the purchase price in excess of the fair value of the net tangible assets acquired to identifiable intangible assets, including purchased intangibles based on detailed valuations that use information and assumptions provided by management. The Company allocates any excess purchase price over the fair value of the net tangible and intangible assets acquired to goodwill. In some cases, the Company may use outside advisors to assist with determining the fair value of assets and liabilities acquired.

Business Combinations

The Company uses its best estimates and assumptions to accurately assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. The Company’s estimates are inherently uncertain and subject to refinement. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. In addition, uncertain tax positions and tax-related valuation allowances are initially established in connection with a business combination as of the acquisition date. The Company continues to collect information and reevaluates these estimates and assumptions quarterly and records any adjustments to the Company’s preliminary estimates to goodwill provided that the Company is within the measurement period. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s statements of operations.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 is effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods, with early adoption permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available.

The Company will adopt the new standard on January 1, 2019 using a modified retrospective approach. Smoke Cartel will elect the transition method that allows for the application of the standard at the adoption date rather than at the beginning of the earliest comparative period presented in the financial statements. The Company intends to elect available practical expedients. The Company is currently evaluating the impact of adoption on its financial statements.

In June 2018, the FASB issued updated ASU 2018-07 – Compensation – Stock Compensation (Topic 718) on accounting for nonemployee share-based award payments granted to acquire goods and services to be used or consumed in the grantor’s own operations. This guidance does not apply in the case that the share-based payment was made to provide financing to the issuer, or in the case that the awards are made in conjunction with selling goods and services to customer under a contract accounted for under Topic 606 – Revenue from Contracts with Customers. The stated objectives of this update are part of FASB’s simplification Initiative, and provisions affecting publicly held companies include simplifying (1) the method that nonemployee share-based awards are measured; (2) the method used to arrive at the measurement date; (3) accounting for share-based awards with performance conditions; and (4) the classification reassessment of share-base awards in certain situations. The new guidance will be effective for us at the beginning of fiscal year 2019. Early adoption is permitted.

The Company is in the process of evaluating the impact the adoption of this guidance will have on our consolidated financial statements and related disclosures. The Company will adopt this new standard on January 1, 2019.

Results of Operations

The following table sets forth statements of operations data for the periods indicated.

	Years Ended December 31
	2018	2017
Revenues	$3,795,277	$5,895,040
Cost of revenues	1,470,428	2,292,628
Gross profit	2,324,849	3,602,412
Operating expenses
General and administrative expenses	739,094	788,650
Advertising and promotion	270,140	349,081
Payroll and related expenses	1,324,633	1,207,120
Shipping expenses	564,979	751,494
Officer compensation	212,307	177,826
Professional fees	479,324	111,928
Rent expenses	290,528	175,275
Total operating expenses	3,881,005	3,561,374
(Loss)/income from operations	(1,556,156)	41,038
Other income (expenses)
Interest expense	(124,539)	(517)
Other (expense) income	(20,005)	6,271
(Loss) / income before income taxes	(1,700,700)	46,792
Income tax benefit/(provision)	3,692	(106,314)
Net Loss	$(1,697,008)	$(59,522)

Basic and diluted weighted average common Shares outstanding	20,736,534	19,499,770
Basic and diluted loss per share	$(0.08)	$(0.00)

Results of Operations—Comparison

Revenues

Smoke Cartel is an online retailer and wholesale distributor of smoking accessories and glass pipes. By operating a retail platform via the website portal SmokeCartel.com and a robust wholesale division through Glassheads Distribution, we blanket every vertical in the headshop industry: From direct sales of our most popular products to wholesale accounts servicing brick-and-mortar headshops and other online retailers, we also design and manufacture several exclusive brands that are included in our shipping and fulfillment services.

For the year ended December 31, 2018, revenues decreased by$2,099.7K, or 35.6%, from $5,895.0K in 2017 to $3,795.3K in 2018. The primary cause for this decrease was a drop-off in our online traffic to our online shopping website. Management believes that the drop-off in user traffic to the website was the result of various search engines limiting users’ access to certain types of cannabis-related content.

To minimize the potential future impact of these lower search engine-driven traffic levels, management has begun to reconfigure our various online websites to focus on those products that were not impacted by the decline in traffic. If online traffic does not increase, revenue in 2019 will either stay at the same levels as 2018, or decline.

Cost of Revenues

Cost of revenues consist primarily of the cost of the products sold online to end customers and through various wholesale distribution channels.

For the year ended December 31, 2018, cost of revenues decreased by $822.2K, or 35.9% from $2,292.6K in 2017 to $1,470.4K in 2018. This decrease was driven by the lower revenues generated in 2018. Gross profit margin in 2018 was 61.3%, generally consistent to the gross profit margin of 61.1% in 2017.

Operating Expenses

Operating expenses consist of employee-related costs to fulfill customer orders, market and sell our products, provide customer support services and overall general and administrative operations. Additional operating expenses include shipping costs, professional fees, rent and facility-related costs, and advertising and other marketing promotion costs.

For the year ended December 31, 2018, operating expenses increased $319.6K, or 9.0% from $3,561.4K in 2017 to $3,881.0K in 2018. This increase in operating expenses was driven by incremental costs to the business related to the decision for the Company to go public in the second half of 2017. In 2018, there was a full year of general and administrative costs associated with compliance and regulations, primarily reflected as an increase in professional fees related to recurring financial audit and reporting compliance. In addition, the Company’s growth plans for 2018 included moving its operations to a larger facility resulting in higher rent expense during 2018 as compared to 2017.

Some of these increased costs were offset by reductions in advertising and promotion and shipping expenses during 2018, as compared to 2017.

Management expects to reduce its operating expenses during 2019 until such time as its revenues begin to experience improved rates of growth, as were seen during 2017.

Other Income (Expense)

Interest expense increased to $124.5K in 2018 from $0.5K in 2017. The interest expense related to outstanding debt incurred by the business to fund operations, along with the amortization of deferred financing costs associated with the various debt obligations.

Other income (expense) consists primarily of penalties and interest assessed by taxing authorities on prior year tax obligations.

Income Tax Benefit / (Provision)

Income tax benefit / (provision) consists of the estimated federal and state income tax benefits / (provisions) related to the Company’s results of operations at the then current tax rates. The Company recorded a tax (provision) in the year ended December 31, 2017 of $106.3K on income generated from July 14, 2017 to December 31, 2017. Prior to July 14, 2017, tax liabilities passed through to the members of Thread Cartel LLC. For the year ended December 31, 2018, the Company incurred a pre-tax loss of $1,700.7K, resulting in tax benefit of $3.7K, net of the valuation allowance of $405.4K.

Liquidity and Capital Resources

During the year ended December 31, 2018 the Company experienced operating losses. Revenues declined compared to the results from the previous year. Additionally, the Company was planning for growth during 2018 and added additional headcount, inventory and entered into a lease for additional space. The combination of lower than expected revenue along with higher operating expenses resulted in negative cash flow from operations during 2018.

Cash flow from financing activities was able to partially offset the cash used from operations.

Funding for operations was obtained through available credit lines and some additional equity investments, offset by debt repayments.

●	During March 2018, the Company received $75,000 from a qualified investor in exchange for 75,000 shares of common stock.
●	In June 2018, the Company received $500,000 under a two-year loan agreement from Credit Cash of NJ.
●	In November and December of 2018, the Company received a combined $310,000 from Tangiers Global under a Convertible Debt Agreement.
●	In the fourth quarter of 2018, the Company received approximately $130,000 from qualified investors in a crowd-funding stock offering in exchange for 86,340 shares of common stock.
●	During 2018, the Company fully repaid a loan of $150,000 that was obtained in December 2017.
●	During 2018, the Company made payments to Credit Cash of NJ that totaled over $120,000.

Based on our recent performance and current expectations, we believe our existing cash and cash equivalents, as well as cash expected to be generated from operating activities will not adequately meet our working capital, capital expenditure needs, and other liquidity requirements associated with our existing operations over the next 12 months.

Our cash needs depend on numerous factors, including market acceptance of and demand for our products, our ability to develop and introduce new product offerings and enhancements to existing products, the prices at which we can sell our products, the resources we devote to developing, marketing, selling and supporting our products, as well as other factors.

If we are unable to raise additional capital or if sales from our new products or enhancements are lower than expected, we will be required to make additional reductions in operating expenses and capital expenditures to ensure that we will have adequate cash reserves to fund operations.

Off-Balance Sheet Arrangements

As of December 31, 2018, we did not have any off-balance sheet arrangements.

Restrictions on Transfer

Any securities sold pursuant to Regulation CF may not be transferred by any Purchaser of such Securities during the one-year holding period beginning when the Securities were issued, unless such securities were transferred: 1) to the Company, 2) to an accredited investor, as defined by Rule 501(d) of Regulation D of the Securities Act of 1933, as amended, 3) as part of an offering registered with the SEC or 4) to a member of the family of the Purchaser or the equivalent, to a trust controlled by the Purchaser, to a trust created for the benefit of a family member of the Purchaser or the equivalent, or in connection with the death or divorce of the Purchaser or other similar circumstances. “Member of the family” as used herein means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother/father/daughter/son/sister/brother-in-law, and includes adoptive relationships. Remember that although you may legally be able to transfer the Securities, you may not be able to find another party willing to purchase them.

TRANSACTIONS WITH RELATED PERSONS AND CONFLICTS OF INTEREST

On July 14, 2017, we entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Thread Cartel LLC., a privately held limited liability company incorporated under the laws of Georgia (“Smoke Cartel”), and the members of Smoke Cartel, which include our officers and directors Sean Geng and Darby Cox. As a result of the transaction (the “Exchange”), Smoke Cartel became a wholly-owned subsidiary of the Company. In accordance with the terms of the Purchase Agreement, at the closing an aggregate of 18,999,601 shares of the Company’s common stock were issued to the holders of Smoke Cartel in exchange for their membership interests of Smoke Cartel.

Also on July 14, 2017, we entered into an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (the “Conveyance Agreement”) with a company controlled by our prior officer and director, Wanjun Xie. Pursuant to the Conveyance Agreement, we transferred all assets and business operations associated with our business investment activities of the spot gold trading and the spot silver trading to Mr. Xie’s company. In exchange, Mr. Xie agreed to cancel 323,300 shares in our company and to assume and cancel all liabilities relating to our former business.

On January 15, 2018, the Company relocated and leased office and warehouse space in Savannah, Georgia from Hendricks Commercial Properties, LLC, for a term of five years at a total cost for the five years of $968,364. The Company has negotiated a settlement of its prior lease agreements or has sub-leased the property.

In July 2018, Hendricks Commercial Properties, LLC lease transferred to 2G Realty, LLC in which Sean Geng holds a 50% ownership in 2G Realty, LLC. The terms of the rent did not change in the transfer and represent the fair market value for the leased property. The terms of the transferred lease were essentially identical to the existing lease, but the lease was extended to run for six years at a total cost of $1,209,749. The Company made $106,400 in rent payments to 2G Realty, LLC during 2018.

In June 2018 the Company made a payment of $25,000 to PacificShore Ventures, Inc., a shareholder of the Company, as a placement fee for the $500,000 loan from a third-party lender.

During 2018, Mr. Charles Bowen was named to the Board of Directors. Mr. Bowen has represented the Company since its inception as its general corporate attorney. He will continue to represent the Company, but only for minor legal issues. Mr. Bowen has not had any material direct or indirect interest in any of the Company’s transactions or proposed transactions over the last two years. The Company plans to compensate its directors but has not yet determined the amount and type of consideration at the present time. During the year ended December 31, 2018, the Company made $38,625 in payments to the Bowen Law Group for various legal services.

OTHER INFORMATION

The Company complied with the ongoing reporting requirements of Regulation CF § 227.202 in the past.

Bad Actor Disclosure

None.

SIGNATURES

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form C-AR and has duly caused this Form to be signed on its behalf by the duly authorized undersigned.

The issuer also certifies that the attached financial statements are true and complete in all material respects.

SMOKE CARTEL, INC.

By:	/s/ Darby Cox
DARBY COX
President, CEO and Director
(Principal Executive Officer)

SMOKE CARTEL, INC.

By:	/s/ Sean Geng
SEAN GENG
Chief Operating Officer, Chief Financial Officer and Director
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), this Form C-AR has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Darby Cox	President, CEO and Director (Principal Executive Officer)	April 23, 2019
DARBY COX

/s/ Sean Geng	Chief Operating Officer, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	April 23, 2019
SEAN GENG

/s/ John A. Thorson II	Director	April 23, 2019
John A. Thorson II

/s/ Michael Felix	Director	April 23, 2019
MICHAEL FELIX

/s/ Charles Bowen	Director	April 23, 2019
CHARLES BOWEN

EXHIBITS

Exhibit A Financial Statements